UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION
FILED PURSUANT TO SECTION 8(A) OF THE
INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:	Panagram Capital, LLC
Address of Principal Business Office (No. & Street, City, State, Zip Code):
51 Astor Place, 12th Floor New York, NY 10003
Telephone Number:	(212) 970-1000

Name and Address of Agent for Service of Process:

John E. Kim 51 Astor Place, 12th Floor New York, NY 10003
Check appropriate box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A: YES ☑ NO ☐

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in New York, New York, on the 27th day of December 2021.

PANAGRAM CAPITAL, LLC

By:  /s/ John E. Kim

John E. Kim

President and Chief Executive Officer

Attest:

/s/ Jamie Kim

Jamie Kim Chief Compliance Officer